Exhibit 21.1
The following is a list of subsidiaries of the Company as of December 31, 2020:

Subsidiary	Jurisdiction of Incorporation
Lonestar Resources America, Inc.	Delaware
Lonestar Resources, Inc.	Delaware
Lonestar Resources Intermediate, Inc.	Delaware
LNR America, Inc.	Delaware
Eagleford Gas, LLC	Texas
Poplar Energy, LLC	Texas
Eagleford Gas 2, LLC	Texas
Eagleford Gas 3, LLC	Texas
Eagleford Gas 4, LLC	Texas
Eagleford Gas 5, LLC	Texas
Eagleford Gas 6, LLC	Texas
Eagleford Gas 7, LLC	Texas
Eagleford Gas 8, LLC	Texas
Eagleford Gas 10, LLC	Texas
Eagleford Gas 11, LLC	Texas
Boland Building, LLC	Texas
Lonestar Operating, LLC	Texas
Lonestar BR Disposal, LLC	Texas
La Salle Eagle Ford Gathering Line, LLC	Texas
Amadeus Petroleum, Inc.	Texas
T-N-T Engineering, Inc.	Texas
Albany Services, LLC	Texas